Exhibit 99.1

Media Release

MIC enters into agreement to sell bayonne energy center

•	644MW power generation facility to be sold for approximately $900 million

•	Transaction expected to close in fourth quarter of 2018

•	Net proceeds to be used to reduce debt and enhance financial flexibility

NEW YORK, July 29, 2018 - MIC (Macquarie Infrastructure Corporation) (NYSE: MIC) announced that it has entered into an agreement to sell 100% of the Bayonne Energy Center (“BEC”) power generation facility in Bayonne, New Jersey for approximately $900 million in cash and assumed debt. The transaction is expected to close in the fourth quarter of 2018, subject to receipt of customary regulatory and other approvals.

BEC is a 644 megawatt, gas-fired, mid-merit electricity generation facility constructed in 2012 and expanded in 2018. It distributes power into New York City via a cable that runs from Bayonne, NJ beneath New York Harbor to a substation in Brooklyn, NY. MIC acquired BEC in 2015 and operates the business on land owned by its International-Matex Tank Terminals (“IMTT”) business.

The transaction values BEC at approximately $1,400 per kilowatt of generating capacity.

“Having completed various capacity and capability expansion projects at BEC, we concluded that this was an appropriate time to sell the facility and redeploy the proceeds to address strategic priorities including strengthening our balance sheet,” said Christopher Frost, chief executive officer of MIC.

MIC anticipates using part of the net proceeds of approximately $650 million, after transaction fees and expenses, to reduce debt including $150 million outstanding on the revolving credit facility at the Company’s IMTT business. MIC expects its ratio of net debt to EBITDA to be less than 4.5 times at year end 2018.

Proceeds not used to reduce debt will be available to fund a portion of MIC’s planned growth capital deployments. The MIC Board will consider options for returning any excess capital to shareholders.

MIC expects taxable gain from the sale of BEC to utilize the majority of its federal prior year Net Operating Loss carry-forward although the Company expects to be able to offset future federal taxable income with the tax benefits associated with planned growth capital deployments.

MIC was advised on the sale of BEC by Guggenheim Securities.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; risks associated with development, investment and expansion in the power industry; its regulatory environment establishing rate structures and monitoring quality of service; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks related to its shared services initiative; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors Jay A. Davis Investor Relations MIC 212-231-1825	Media Melissa McNamara Corporate Communications MIC 212-231-1667